Calculation of Filing Fee Tables

S-1

(Form Type)

ParkerVision, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1:  Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be Paid	Equity	Common Stock	Other (2)	16,638,353	(3)	$0.175	(2)	$ 2,911,712	0.0000927	$ 269.92
Fees Previously Paid	-	-	-	-		-		-	-	-
Carry Forward Securities
Carry Forward Securities	-	-	-	-		-		-	-	-
	Total Offering Amounts							$ 2,911,712		$ 269.92
	Total Fees Previously Paid									-
	Total Fee Offsets									-
	Net Fee Due									$ 269.92

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), the amount registered also covers any additional shares of common stock, $0.01 par value (“Common Stock”) which may become issuable to prevent dilution from stock splits, stock dividends and similar events.

(2)	Pursuant to Rule 457(c) of the Securities Act, amount represents the average of the bid and ask price of our Common Stock as quoted on the OTCQB Venture Market (the “OTCQB”) on August 9, 2022.
(3)

Includes (i) 12,826,926 shares of Common Stock issuable pursuant to convertible promissory notes dated between May 10, 2022 and August 3, 2022 (the “Convertible Notes”) at a fixed conversion price of $0.13 per share and (ii) 3,811,427 shares of Common Stock that are issuable pursuant to any elections made by us to pay interest in shares of Common Stock on the Convertible Notes, and assumes that each interest payment made through maturity will be paid in shares of Common Stock.  The interest is payable at a rate of 8% of the outstanding principal balance per annum and interest payments will be made quarterly beginning on the earlier of (a) October 15, 2022, provided a registration statement covering the shares of Common Stock has been declared effective or (b) the first quarterly anniversary date following the effectiveness of a registration statement covering the shares of Common Stock.  The price of the shares, if interest is paid in shares of Common Stock, will be determined based on the closing price of the Common Stock immediately prior to the interest payment date.  For purposes of this Fee Calculation Table, we have estimated the number of shares based on the maximum interest payment amount divided by the average of the bid and ask price of our Common Stock as quoted on the OTCQB on August 9, 2022, or $0.17 per share.